Exhibit 107

EX-FILING FEES

Calculation of Filing Fee TablesXYZ

FORM S-4

(Form Type)

FG Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered and Carry Forward Securities

	Security Type	Securities Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(4)	457	9,800,000(1)	$0.13	$31,587,213	0.0001102	$3,480.91
		Common Stock par value $0.0001 per share(4)	457	21,216,688(2)	$10.29	$218,319,720	0.0001102	$24,058.83
	Equity	Preferred Stock, par value $0.0001 per share	457	21,216,688(5)	$10.29	$218,319,720	0.0001102	$24,058.83

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$468,226,653	0.0001102	$51,598.58
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Total Fee Due							$51,598.58

(1) Represents a maximum of 9,800,000 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of FG Merger Corp., a Delaware corporation (“FGMC”) to be issued pursuant to the terms of the Merger Agreement and Plan of Reorganization, dated January 5, 2023, by and among FGMC, FG Merger Sub Inc., a Nevada corporation and a direct, wholly-owned subsidiary of FGMC , and iCoreConnect Inc., a Nevada corporation in exchange for a maximum of 242,978,558 shares of iCoreConnect Common Stock. (2) Represents 21,216,688 shares of Common Stock reserved for issuance upon conversion of the preferred stock as described herein.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The common stock of FGMC is quoted on Nasdaq. The common stock of iCoreConnect is quoted on OTC Link (previously “Pink Sheets”) operated by OTC Markets Group Inc. The proposed maximum price per share is based on the average of the high and low sales price on January 27, 2023, of $10.29 for FGMC and $0.13 for iCoreConnect.

(4) Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5) Represents shares of preferred stock, par value $0.0001 per share of FGMC. Includes (a) a maximum of 10,157,750 shares to be issued to stockholders in exchange for FGMC Common Stock pursuant to the FGMC Common Stock Conversion described herein, (b) 6,037,500 shares underlying public warrants, (c) 4,950,000 shares underlying private warrants owned by the Sponsor, (d) 41,250 shares underlying additional private warrants owned by the Sponsor, and (e) 30,188 shares underlying underwriter warrants.